Exhibit 99.1

NeuroOne Medical Technologies Corporation

Exhibit 99.1 – Consolidated Financial Statements – Year Ended September 30, 2018

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

NeuroOne Medical Technologies Corporation

Report of Independent Registered Public Accounting Firm

Stockholders and Board of Directors
NeuroOne Medical Technologies Corporation

Minnetonka, Minnesota

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of NeuroOne Medical Technologies Corporation (the “Company”) as of September 30, 2018, the related consolidated statement of operations, changes in stockholders’ deficit, and cash flows for the year ended September 30, 2018, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at September 30, 2018, and the results of their operations and their cash flows for the year ended September 30, 2018, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ BDO USA, LLP

We have served as the Company’s auditor since 2016.

Minneapolis, Minnesota

December 12, 2018

NeuroOne Medical Technologies Corporation

Consolidated Balance Sheet

September 30,
2018

Assets
Current assets:
Cash	$13,260
Prepaid expenses	5,378
Total current assets	18,638
Intangible assets, net	200,081
Total assets	$218,719

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts Payable	$221,235
Accrued expenses	1,591,022
Short-term promissory notes and unsecured loans	283,000
Convertible promissory notes, net and accrued interest	1,393,804
Premium conversion derivatives	308,395
Total current liabilities	3,797,456
Warrant liability	817,155
Total liabilities	4,614,611

Commitments and contingencies (Note 4)

Stockholders’ deficit:
Preferred stock, $0.001 par value; 10,000,000 shares authorized as of September 30, 2018; no shares issued or outstanding as of September 30, 2018	—
Common stock, $0.001 par value; 100,000,000 shares authorized as of September 30, 2018; 9,656,505 shares issued and outstanding as of September 30, 2018	9,657
Additional paid–in capital	6,052,161
Accumulated deficit	(10,457,710)
Total stockholders’ deficit	(4,395,892)
Total liabilities and stockholders’ deficit	$218,719

See accompanying notes to consolidated financial statements

NeuroOne Medical Technologies Corporation

Consolidated Statement of Operations

Year ended September 30, 2018

Operating expenses:
General and administrative	$3,215,729
Research and development	950,011
Total operating expenses	4,165,740
Loss from operations	(4,165,740)
Interest expense	(1,101,179)
Net change in fair value for the warrant liability and premium conversion derivatives	174,048
Loss on note extinguishments, net	(1,665,401)
Net loss	$(6,758,272)
Net loss per share:
Basic and diluted	$(0.82)
Number of shares used in per share calculation:
Basic and diluted	8,280,504

See accompanying notes to consolidated financial statements

NeuroOne Medical Technologies Corporation

Consolidated Statement of Changes in Stockholders’ Deficit

			Additional		Total
	Common Stock		Paid–In	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance at September 30, 2017	7,864,994	$7,865	$162,741	$(3,699,438)	$(3,528,832)
Fair value adjustment for stock issued in connection with intellectual property	—	—	300	—	300
Issuance of common stock upon short term notes and convertible notes extinguishments	1,146,311	1,147	2,348,790	—	2,349,937
Issuance of warrants and warrant liability reclassification in connection with short-term notes and convertible notes extinguishments	—	—	2,126,075	—	2,126,075
Issuance of common stock under 2018 private placement	445,200	445	824,449	—	824,894
Issuance of warrants under 2018 private placement	—	—	288,106	—	288,106
Issuance costs related to 2018 private placement	—	—	(173,067)	—	(173,067)
Issuance of common stock for consulting services	200,000	200	469,300	—	469,500
Stock-based compensation	—	—	5,467	—	5,467
Net loss	—	—	—	(6,758,272)	(6,758,272)
Balance at September 30, 2018	9,656,505	$9,657	$6,052,161	$(10,457,710)	$(4,395,892)

See accompanying notes to consolidated financial statements

NeuroOne Medical Technologies Corporation

Consolidated Statement of Cash Flows

Year ended September 30,
2018

Operating activities
Net loss	$(6,758,272)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization	20,556
Stock-based compensation	486,120
Non-cash interest on convertible promissory notes	191,554
Non-cash discount amortization on convertible and short-term promissory notes	909,625
Revaluation of premium conversion derivatives	(480,005)
Revaluation of warrant liability	305,957
Loss on note extinguishments, net	1,656,456
Change in assets and liabilities:
Prepaid expenses and other assets	1,768
Accounts payable	221,235
Accrued expenses	604,529
Net cash used in operating activities	(2,840,477)
Investing activities
Purchase of intangible assets	(147,009)
Net cash used in investing activities	(147,009)
Financing activities
Proceeds from issuance of convertible promissory notes and short-term notes	761,278
Proceeds from issuance of warrants associated with convertible promissory notes	778,722
Proceeds from issuance of common stock in connection with private placement	824,894
Proceeds from issuance of warrants in connection with private placement	288,106
Proceeds (repayment) from unsecured loans	283,000
Issuance costs related to convertible promissory notes	(5,283)
Net cash provided by financing activities	2,930,717
Net decrease in cash	(56,769)
Cash at beginning of period	70,029
Cash at end of period	$13,260
Supplemental non-cash financing and investing transactions:
Bifurcation of premium conversion derivative related to convertible promissory notes	$296,909
Conversion of short-term notes and convertible promissory notes into common stock	$2,063,361
Issuance of additional warrants in connection with short-term notes and convertible promissory notes modifications	$946,658
Purchased intangible assets in accrued liabilities	$30,300
Accrued issuance costs related to private placement	$173,067
Accrued issuance costs attributed to convertible promissory notes	$2,850

See accompanying notes to consolidated financial statements

NeuroOne Medical Technologies Corporation

Exhibit 99.1 - Form 10-KT

Notes to Consolidated Financial Statements

NOTE 1 – Organization and Nature of Operations

NeuroOne Medical Technologies Corporation (the “Company”), a Delaware Corporation, was originally incorporated as Original Source Entertainment, Inc. under the laws of the State of Nevada on August 20, 2009. Prior to the closing of the Acquisition (as defined below), the Company completed a series of steps contemplated by a Plan of Conversion pursuant to which the Company, among other things, changed its name to NeuroOne Medical Technologies Corporation, increased its authorized number of shares of common stock from 45,000,000 to 100,000,000, increased its authorized number of shares of preferred stock from 5,000,000 to 10,000,000 and reincorporated in Delaware. On July 20, 2017, the Company, through a wholly owned acquisition subsidiary, acquired 100% of the outstanding capital stock of NeuroOne, Inc. (“NeuroOne”) in a reverse triangular merger and reorganization pursuant to Section 368(a) of the Internal Revenue Code (the “Acquisition”). The Acquisition was accounted for as a capital transaction, or reverse recapitalization. The accompanying consolidated financial statements subsequent to the Acquisition include those of the Company, as well as those of its wholly owned subsidiary NeuroOne.

Subsequent to the Acquisition, the Company’s operating activities became the same as those of NeuroOne, an early-stage medical technology company developing comprehensive neuromodulation cEEG and sEEG monitoring, ablation, and brain stimulation solutions to diagnose and treat patients with epilepsy, Parkinson’s disease, essential tremors, and other brain related disorders.

To date, the Company has recorded no product sales and has a limited expense history. The Company is currently raising capital to fund the development of its proprietary technology and is seeking regulatory clearances required to initiate commercial activities.

The Company is based in Minnetonka, Minnesota effective December 1, 2018. The Company was previously based in Eden Prairie, Minnesota.

NeuroOne Medical Technologies Corporation

Exhibit 99.1 - Form 10-KT

Notes to Consolidated Financial Statements, continued

NOTE 2 – Going Concern

The accompanying consolidated financial statements have been prepared on the basis that the Company will continue as a going concern. The Company has incurred losses and negative cash flows from operations since inception and had an accumulated deficit of $10,457,710 as of September 30, 2018. In the event the Company is unable to complete an equity round of financing resulting in more than $3 million in gross proceeds by December 31, 2018, the 2017 Convertible Notes and accrued interest thereon will become due. The Company does not have adequate liquidity to fund the repayment of the 2017 Convertible Notes if they become due on December 31, 2018 or to fund its operations throughout fiscal 2019 without raising additional funds. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this condition. If the Company is not able to raise additional working capital, it will have a material adverse effect on the operations of the Company and the development of its technology.

Through September 30, 2018, since inception, the Company has completed unsecured loan financings for gross proceeds of $283,000, a $253,000 short-term promissory note financing (which notes were amended and restated to become convertible promissory notes as described below), a $1,625,120 convertible promissory note financing and a second $1,540,000 convertible note promissory financing. In addition, the Company entered into a private placement transaction in July 2018 whereby $1,113,000 in gross proceeds were raised out of a planned $10.0 million maximum subscription amount (assuming the over-allotment option is not exercised) through September 30, 2018. The Company does not have adequate liquidity to fund its operations throughout fiscal 2019 without raising additional funds. Management intends to seek additional debt and/or equity financing to fund operations. However, if the Company is unable to raise additional funds, or the Company’s anticipated operating results are not achieved, management believes planned expenditures may need to be reduced in order to extend the time period that existing resources can fund the Company’s operations. If management is unable to obtain the necessary capital, it may have to cease operations.

NOTE 3 – Summary of Significant Accounting Policies

Basis of Presentation and Change in Fiscal Year

The accompanying consolidated financial statements have been prepared in accordance with accounting standards generally accepted in the United States of America. In September 2018, the Board of Directors of the Company, pursuant to the bylaws and based upon the recommendation of its Audit Committee, approved a change in the Company’s fiscal year end from December 31 to September 30. The Company’s fiscal year now begins on October 1 and ends on September 30 of each year. Accordingly, these consolidated financial statements reflect the financial position of the Company as of September 30, 2018, and the results of their operations and cash flows for the twelve month period ended September 30, 2018.

Management’s Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash. The Company’s cash is held by one financial institution in the United States. Amounts on deposit may at times exceed federally insured limits. Management believes that the financial institution is financially sound, and accordingly, minimal credit risk exists with respect to the financial institution. As of September 30, 2018, the Company did not have any deposits in excess of federally insured amounts.

NeuroOne Medical Technologies Corporation

Exhibit 99.1 - Form 10-KT

Notes to Consolidated Financial Statements, continued

Common Stock Valuation

Due to the limited market liquidity for the Company’s common stock, the Company utilized methodologies in accordance with the framework of the American Institute of Certified Public Accountants’ Technical Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation (the “Practice Aid”), to estimate the fair value of its common stock. The valuation methodology includes estimates and assumptions that require the Company’s judgment. These estimates and assumptions include a number of objective and subjective factors, including external market conditions affecting the biotechnology industry sector, and the likelihood of achieving a liquidity event, such as an offering or sale. The Company estimated enterprise value on a continuing operations basis, using the market approach, with certain adjustments relating to the thinly traded status of the Company. The traded price of the Company was deemed not to be an entirely reliable indication of fair market value given the lack of trading liquidity. Therefore, in addition to applying partial weighting to the traded price, the Company relied on forward revenue multiples from guideline public companies (“GPC”) for calendar year 2019 and 2020. The resulting equity value from the GPC method was allocated to common stock using the option pricing method, and a Discount For Lack of Marketability (“DLOM “) was applied.

The significant factors contributing to the increase in the fair value the Company’s common stock included the following:

●	The successful completion of the reverse merger;

●	Access to new capital as a public company;

●	Improved revenue projections;

●	Improved general economic conditions;

●	Additional issuance of convertible notes; and

●	Important developments relating to achievement of our business objectives

Significant changes to the key assumptions used in the valuations may result in different fair values of common stock at each valuation date. The fair value of common stock is used as an input into the fair value determination of the warrants, stock option or other equity awards that the Company has issued or are outstanding liabilities at the reporting date.

Fair Value of Financial Instruments

The Company’s accounting for fair value measurements of assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring or nonrecurring basis adheres to the Financial Accounting Standards Board (FASB) fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

●	Level 1 Inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the Company at the measurement date.

●	Level 2 Inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

●	Level 3 Inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

As of September 30, 2018, the fair values of cash, accounts payable, accrued expenses and the unsecured loans approximated their carrying values because of the short-term nature of these assets or liabilities. The estimated fair value of the short-term and convertible promissory notes of the Company was based on amortized cost which was deemed to approximate fair value. The fair value of the warrant liability and the premium conversion derivatives associated with the convertible promissory notes of the Company were based on both the estimated fair value of our common stock of $2.30 as of September 30, 2018, and cash flow models discounted at current implied market rates evidenced in recent arms-length transactions representing expected returns by market participants for similar instruments and are based on Level 3 inputs. There were no transfers between fair value hierarchy levels during the year ended September 30, 2018.

NeuroOne Medical Technologies Corporation

Exhibit 99.1 - Form 10-KT

Notes to Consolidated Financial Statements, continued

The fair value of financial instruments measured on a recurring basis is as follows:

	As of September 30, 2018
Description	Total	Level 1	Level 2	Level 3
Liabilities:
Warrant liability	$817,155	$—	$—	$817,155
Premium conversion derivatives	308,395	—	—	308,395
Total liabilities at fair value	$1,125,550	$—	$—	$1,125,550

The following table provides a roll-forward of the warrant liability and premium debt conversion derivatives measured at fair value on a recurring basis using unobservable level 3 inputs for the year ended September 30, 2018:

2018
Warrant liability
Balance as of beginning of period	$774,172
Value assigned to warrants in connection with convertible promissory and short-term notes	916,444
Reclassification to equity	(1,179,418)
Change in fair value of warrant liability	305,957
Balance as of end of period	$817,155

2018
Premium debt conversion derivatives
Balance as of beginning of period	$441,823
Value assigned to the underlying derivatives in connection with convertible promissory and short-term notes	346,577
Change in fair value of premium debt conversion derivatives	(480,005)
Balance as of end of period	$308,395

Intellectual Property

The Company has entered into two licensing agreements with major research institutions, which allows for access to certain patented technology and know-how. Payments under those agreements are capitalized and amortized to general and administrative expense over the expected useful life of the acquired technology.

Impairment of Long-Lived Assets

The Company evaluates its long-lived assets, which consists entirely of licensed intellectual property for impairment whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable. The Company assesses the recoverability of long-lived assets by determining whether or not the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the asset is considered to be impaired, the amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset. Through September 30, 2018, no milestones triggering possible impairment of the Company’s long-lived assets have occurred.

Debt Issuance Costs

Debt issuance costs are recorded as a reduction of the convertible promissory notes and short-term notes when applicable. Amortization of debt issuance costs is calculated using the straight-line method over the term of the convertible promissory notes, which approximates the effective interest method, and is recorded in interest expense in the accompanying consolidated statement of operations.

Research and Development Costs

Research and development costs are charged to expense as incurred. Research and development expenses may comprise of costs incurred in performing research and development activities, including clinical trial costs, manufacturing costs for both clinical and pre-clinical materials as well as other contracted services, license fees, and other external costs. Nonrefundable advance payments for goods and services that will be used in future research and development activities are expensed when the activity is performed or when the goods have been received, rather than when payment is made, in accordance with ASC 730, Research and Development.

NeuroOne Medical Technologies Corporation

Exhibit 99.1 - Form 10-KT

Notes to Consolidated Financial Statements, continued

Warrant Liability

The Company issued warrants to purchase equity securities in connection with the issuance of convertible promissory notes (See Note 7– Short-Term Promissory Notes and Unsecured Loan and Note 8 – Convertible Promissory Notes and Warrant Agreements). The Company accounts for these warrants as a liability at fair value when the number of shares is not fixed and determinable in cases where warrant pricing protections in future equity financings are not available to other common stockholders. Additionally, issuance costs associated with the warrant liability are expensed as incurred and reflected as interest expense in the accompanying consolidated statement of operations. The Company adjusts the liability for changes in fair value until the earlier of the exercise or expiration of the warrants for any period when pricing protections in future equity financings remain in place, or until such time, if any, as the number of shares to be exercised becomes fixed, at which point the warrants will be classified in stockholders’ (deficit) equity provided that there are sufficient authorized and unissued shares of common stock to settle the warrants and redeem any other contracts that may require settlement in shares of common stock. Any future change in fair value of the warrant liability, when outstanding, is recognized in the consolidated statement of operations.

Premium Debt Conversion Derivatives

The Company evaluates all conversion and redemption features contained in a debt instrument to determine if there are any embedded derivatives that require separation from the host debt instrument. An embedded derivative that requires separation is bifurcated from its host debt instrument and a corresponding discount to the host debt instrument is recorded. The discount is amortized and recorded to interest expense over the term of the host debt instrument using the straight-line method which approximates the effective interest method.  The separated embedded derivatives are accounted for separately on a fair value basis. The Company records the fair value changes of separated embedded derivatives at each reporting period in the consolidated statement of operations (See Note 7– Short-Term Promissory Notes and Unsecured Loans and Note 8 – Convertible Promissory Notes and Warrant Agreements). The Company determined that the redemption features under the convertible promissory notes qualified as embedded derivative and therefore separated from the debt host with regard to the convertible promissory notes.

Income Taxes

For the Company, income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax base and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that some portion of all of the deferred tax asset will not be realized.

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 was signed into law making significant changes to the U.S. tax code. Changes affecting the Company’s consolidated financial statements include, but are not limited to, a U.S federal corporate tax rate decrease from 35% to 21% effective for tax years beginning after December 31, 2017. The Company has adjusted the disclosure amounts related to deferred tax assets and the valuation allowance recorded to reflect the new federal corporate tax rates.

Net Loss Per Share

For the Company, basic loss per share of common stock is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period.

Diluted earnings or loss per share of common stock is computed similarly to basic earnings or loss per share except the weighted average shares outstanding are increased to include additional shares from the assumed exercise of any common stock equivalents, if dilutive. The Company’s convertible promissory notes, warrants and stock options are considered common stock equivalents for this purpose. Diluted earnings is computed utilizing the treasury method for the warrants and stock options. Diluted earnings with respect to the convertible promissory notes utilizing the if-converted method was not applicable during the year ended September 30, 2018 as no conditions required for conversion had occurred during this period. No incremental common stock equivalents were included in calculating diluted loss per share because such inclusion would be anti-dilutive given the net loss reported for the year ended September 30, 2018.

The following potential common shares were not considered in the computation of diluted net loss per share as their effect would have been anti-dilutive for the year ended September 30, 2018:

	2018
Warrants	2,927,572	(1)
Stock options	368,216

(1)	There are additional potential warrants to be included, which will not be known until such time, if ever, a qualified financing event greater than $3 million occurs in the future related to the 2017 Convertible Notes.

NeuroOne Medical Technologies Corporation

Exhibit 99.1 - Form 10-KT

Notes to Consolidated Financial Statements, continued

Recent Accounting Pronouncements

In May 2017, the FASB issued Accounting Standards Update (ASU) 2017-09, Compensation - Stock Compensation (Topic 718): Scope of Modification Accounting (ASU 2016-09), which provides guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. This pronouncement is effective for annual reporting periods beginning after December 15, 2017. The Company has adopted this standard for the year ended September 30, 2018. The adoption of this standard did not have any impact on the Company’s consolidated financial statements.

In July 2017, the FASB issued ASU No. 2017-11, Earnings Per Share, Distinguishing Liabilities from Equity and Derivatives and Hedging, which changes the accounting and earnings per share for certain instruments with down round features. The amendments in this ASU should be applied using a cumulative-effect adjustment as of the beginning of the fiscal year or retrospective adjustment to each period presented and is effective for annual periods beginning after December 15, 2018 for public business entities, including interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the requirements of this new guidance and has not yet determined its impact on the Company’s consolidated financial statements.

In June 2018, the FASB issued ASU 2018-07, Compensation - Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (ASU 2018-07), which expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. An entity should generally apply the requirements of Topic 718 to nonemployee awards except in circumstances where there is specific guidance on inputs to an option pricing model and the attribution of cost. ASU 2018-07 specifies that Topic 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. The guidance also clarifies that Topic 718 does not apply to share-based payments used to effectively provide (1) financing to the issuer or (2) awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under ASC 606, Revenue from Contracts with Customers (ASC 606). This guidance is effective for annual reporting periods beginning after December 15, 2018, with early adoption permitted, but no earlier than an entity’s adoption date of ASC 606. The Company is currently evaluating the impact of the new guidance on its consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement (ASU 2018-13). The new guidance modifies the disclosure requirements in Topic 820 as follows:

●	Removals: the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy; the policy for timing of transfers between levels; and the valuation processes for Level 3 fair value measurements.

●	Modifications: for investments in certain entities that calculate net asset value, an entity is required to disclose the timing of liquidation of an investee’s assets and the date when restrictions from redemption might lapse only if the investee has communicated the timing to the entity or announced the timing publicly; and the amendments clarify that the measurement uncertainty disclosure is to communicate information about the uncertainty in measurement as of the reporting date.

●	Additions: the changes in unrealized gains and losses for the period included in other comprehensive income for recurring Level 3 fair value measurements held at the end of the reporting period; and the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements.

This guidance is effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should all be applied prospectively for only the most recent interim or annual period presented in the initial year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. Early adoption is permitted. An entity is permitted to early adopt any removed or modified disclosures upon issuance of ASU 2018-13 and delay adoption of the additional disclosures until their effective date. The Company is currently evaluating the impact of the new guidance on its financial statements.

NeuroOne Medical Technologies Corporation

Exhibit 99.1 - Form 10-KT

Notes to Consolidated Financial Statements, continued

NOTE 4 – Commitments and Contingencies

WARF License Agreement

The Company has entered into an exclusive start-up company license agreement with the Wisconsin Alumni Research Foundation (“WARF”) for WARF’s neural probe array and thin film micro electrode technology (the “WARF Agreement”). Under the WARF Agreement, the Company agreed to pay WARF $55,000 (representing a license fee) upon the earliest to occur of the date the Company cumulatively raises at least $3 million in financing, the date of a change of control, or the Company’s revenue reaching a specified threshold amount. The Company met the milestone payment requirement with regard to the $55,000 license fee which was paid in April 2018. In addition, the Company agreed to pay $65,000 (representing reimbursement for costs incurred by WARF in maintaining the licensed patents) upon the earliest to occur of the date the Company cumulatively raises at least $5 million in financing, the date of a change of control, or the Company’s revenue reaching a specified threshold amount. As of September 30, 2018, the Company has not met the requirements for the $65,000 milestone payment and this amount remains in accrued expenses.

The Company is also obligated to pay royalties to WARF based on a percentage of net sales of products of licensed technology with minimum royalties of $50,000 and $100,000 for calendar years 2019 and 2020, respectively, and $150,000 per year beginning in 2021 through the duration of the WARF Agreement. Subject to earlier termination, the WARF License otherwise expires by its terms on the date that no valid claims on the patents licensed thereunder remain. The Company expects the latest expiration of a licensed patent to occur in 2030. The WARF Agreement is also subject to certain cancellation provisions with 90 days’ notice should the Company elect not to continue to use the licensed technology.

The Company has agreed to diligently develop, manufacture, market and sell products under the WARF License in the United States during the term of the agreement and, specifically, that the Company would submit a business plan to WARF by February 1, 2018, which the Company submitted on January 18, 2018, and file an application for 510(k) marketing clearance with the FDA by February 1, 2019. WARF may terminate the WARF Agreement in the event that the Company fails to meet these milestones on 30 days’ written notice, if the Company defaults on the payments of amounts due to WARF or fails to timely submit development reports, actively pursue the development plan or breaches any other covenant in the WARF Agreement and fails to remedy such default in 90 days or in the event of certain bankruptcy events involving the Company. WARF may also terminate this license (i) on 90 days’ notice if the Company fails to have commercial sales of one or more FDA-approved products under the WARF Agreement by March 31, 2019 or (ii) if, after royalties earned on sales begin to be paid, such earned royalties cease for more than four calendar quarters.

Mayo Agreement

The Company has an exclusive license and development agreement with the Mayo Foundation for Medical Education and Research (“Mayo”) related to certain intellectual property and development services for thin film micro electrode technology (“Mayo Agreement”). If the Company is successful in obtaining regulatory approval, the Company is to pay royalties to Mayo based on a percentage of net sales of products of the licensed technology through the term of the Mayo Agreement, set to expire May 25, 2037. As a part of the Mayo Agreement, as amended in November 2017, a $91,709 milestone payment was paid in December 2017.

NeuroOne Medical Technologies Corporation

Exhibit 99.1 - Form 10-KT

Notes to Consolidated Financial Statements, continued

Legal

From time to time, the Company is subject to litigation and claims arising in the ordinary course of business.  In May 2017, NeuroOne received a letter from PMT, the former employer of Mark Christianson and Wade Fredrickson.  PMT claimed that these officers had breached their restrictive covenant obligations with PMT by virtue of their work for NeuroOne and such officer’s prior work during employment with the prior employer, that these officers had breached their confidentiality and non-disclosure obligations to PMT and federal and state law by misappropriating confidential and trade secret information, and that the Company is responsible for tortious interference with the contracts.  The letter demanded that Mr. Fredrickson (who resigned from the Company in June 2017), Mr. Christianson and NeuroOne cease and desist all competitive activities, that Mr. Fredrickson step down from his position and that Mr. Christianson and NeuroOne provide the former employer access to NeuroOne’s systems to demonstrate that it is not using trade secrets or proprietary information nor competing with the former employer.

On March 29, 2018, the Company was served with a complaint filed by PMT adding the Company, NeuroOne and Mr. Christianson to its existing lawsuit against Mr. Fredrickson.  In the lawsuit, PMT claims that Mr. Fredrickson and Mr. Christianson breached their non-competition, non-solicitation and non-disclosure obligations, breached their fiduciary duty obligations, were unjustly enriched, engaged in unfair competition, engaged in a civil conspiracy, tortiously interfered with PMT’s contracts and prospective economic advantage, and breached a covenant of good faith and fair dealing.  Against Mr. Fredrickson, PMT also alleges that he intentionally or negligently spoliated evidence, made negligent or fraudulent misrepresentations, misappropriated trade secrets in violation of Minnesota law, and committed the tort of conversion and statutory civil theft.  Against the Company and NeuroOne, PMT alleges that the Company and NeuroOne were unjustly enriched and engaged in unfair competition.  PMT asked the Court to impose a constructive trust over the shares held by Mr. Fredrickson and Mr. Christianson and to award compensatory damages, equitable relief, punitive damages, attorneys’ fees, costs and interest.  The Company, NeuroOne and Mr. Christianson (who has not worked for PMT since 2012) intend to defend themselves vigorously.

On April 18, 2018, Mr. Christianson, the Company and NeuroOne, Inc. filed a motion for dismissal, which was heard by the Court on October 11, 2018. The Company expects a ruling on the motion within 90 days of that date. The motion for dismissal states that: the contract claims against Mr. Christianson fail because his agreement was not supported by consideration; the Minnesota Uniform Trade Secrets Act preempts plaintiff’s claims for unfair competition, civil conspiracy and unjust enrichment; plaintiff fails to state a claim regarding alleged breach of the duties of loyalty and good faith/fair dealing; plaintiff cannot legally obtain a constructive trust; plaintiff has insufficiently pled its tortious interference claims; and Plaintiff has not stated a claim for unfair competition.

The outcome and potential loss related to this matter is unknown as of September 30, 2018 and as of the issuance date of these consolidated financial statements.

NOTE 5 – Intangibles

Intangible assets rollforward is as follows:

	Useful Life
Net Intangibles, September 30, 2017	12-13 years	$190,637
License agreement amendment		30,000
Less: amortization		(20,556)
Net Intangibles, September 30, 2018		$200,081

The Company anticipates amortization expense of approximately $21,000 per year for fiscal year 2019 through 2023 based upon the two current license agreements.

NeuroOne Medical Technologies Corporation

Exhibit 99.1 - Form 10-KT

Notes to Consolidated Financial Statements, continued

NOTE 6 – Accrued Expenses

Accrued expenses consisted of the following at September 30, 2018:

2018
Accrued license fees	$65,000
Legal costs	833,470
Accrued issuance costs	204,000
Accrued payroll	276,639
Other	211,913
$1,591,022

NOTE 7 – Short-Term Promissory Notes and Unsecured Loans

As of September 30, 2018
Unsecured loans	$283,000

Short-Term Promissory Notes

The Company issued short-term unsecured and interest-free promissory notes (the “Short-Term Notes”) for aggregate gross proceeds of $253,000 in August 2017 which included free standing equity warrants. The Short-Term Notes were subsequently amended in November 2017 and March 2018 to become convertible, extend the maturity date and include additional warrant coverage, new interest payment provisions and new conversion features described more fully below. Effective July 2, 2018, the Company entered into debt conversion agreements (the “Short-Term Note Conversion Agreements”) with each Short-Term Note subscriber to (i) convert the outstanding principal and accrued and unpaid interest (the “Outstanding Balance”) under the Short-Term Notes into shares of the Company’s common stock based on the Outstanding Balance divided by $1.80 per share (the “Short-Term Note Conversion Shares”); (ii) cancel and extinguish the Short-Term Notes; and (iii) amend and restate the Replacement Warrants and Additional Warrants, as described more fully below, to make them immediately exercisable upon the conversion, at a per share exercise price equal to $1.80 per share. As consideration for the early conversion of the Short-Term Notes, the Company issued each subscriber a new warrant (the “Short-Term Note Payment Warrants”), exercisable for up to the number of shares of common stock equal to the number of Short-Term Note Conversion Shares received by such subscriber; at a per share exercise price of $1.80 per share. The Short-Term Note Payment Warrants became exercisable commencing on July 2, 2018, and expire on November 21, 2021.

Pursuant to the Short-Term Note Conversion Agreements, $259,297 of the outstanding principal and interest of the Short-Term Notes was converted into 144,053 shares of common stock with an additional 477,856 shares issuable upon exercise of the Replacement Warrants, Additional Warrants and Short-Term Payment Warrants. The conversion of the Short Term Notes was accounted for as an extinguishment. The difference in the carrying value of the Short-Term Notes coupled with the fair value of the underlying Replacement Warrants and Additional Warrants on the date of extinguishment relative to the higher fair value of the underlying common stock and collective Replacement Warrants, Additional Warrants and new Short-Term Payment Warrants issued was $148,787. The $148,787 differential was recorded as a loss on note extinguishments in the accompanying consolidated statement of operations during the year ended September 30, 2018.

NeuroOne Medical Technologies Corporation

Exhibit 99.1 - Form 10-KT

Notes to Consolidated Financial Statements, continued

The Replacement Warrants, Additional Warrants and Short-Term Note Payment Warrants were deemed to be free-standing equity instruments upon execution of the July 2, 2018 Short-Term Note Conversion Agreements. All of the warrant terms became fixed and have identical provisions. Due to the previously granted warrants now having fixed terms, the warrant liability value of $148,053 was reclassified to equity. The warrants associated with the Short-Term Notes became immediately exercisable on July 2, 2018 and expire November 21, 2021. The Black-Scholes model was used to determine the July 2, 2018 fair value of the warrants associated with the Short-Term Warrants. Input assumptions used were as follows: a risk-free interest rate of 2.65 percent; expected volatility of 49.8% percent; expected life of 3.39 years; and expected dividend yield of 0 percent. The underlying stock price used in the analysis was on a non-marketable basis and was according to the market approach, considering both the traded price and forward multiples from guideline public companies, using allocation and marketability-discount methodologies.

Activity Prior to the July 2, 2018 Cancellation, Extinguishment and Conversion of the Short-Term Notes

In August 2017, the Company’s Board of Directors (the “Board”) authorized, and the Company issued, the Short-Term Notes for aggregate gross proceeds of $253,000 prior to issuance costs of $3,030 which were discounted from the Short-Term Notes and were amortized ratably to interest expense over the original term of the Short-Term Notes up though November 2017. For the year ended September 30, 2018, discount amortization charged to interest expense related to the issuance costs was $1,017 through the November 30, 2017 amendment date as discussed further below.

On November 30, 2017, the Short-Term Notes were amended to extend the maturity date from February 18, 2018 to July 31, 2018 and to increase warrant coverage to 189,750 common stock purchase warrants (as amended, the “Original Warrants”). The Original Warrants had a term of 5 years and an exercise price of $1.80 and would have been immediately exercisable upon maturity of the Short-Term Notes prior to the November 30, 2017 amendment.

The November 30, 2017 amendment resulted in a substantial modification to the Short-Term Notes and was accounted for under the provisions of extinguishment accounting. A loss on note extinguishments in the accompanying statement of operations for the year ended September 30, 2018 was recorded in the amount of $144,577, which represented the difference between the face value of the Short-Term Notes over the combined carrying values of the Short-Term Notes and warrants on the date of the amendment. The fair value increase of the Short-Term Notes and the warrants as amended over its adjusted carrying value at the time of the amendment was $117,280 which was recorded as additional paid-in capital.

Prior to the November 30, 2017 amendment, the holders were to receive 126,500 common stock purchase warrants upon maturity. A portion of the proceeds from the Short-Term Notes upon issuance was allocated to the original warrants based on their relative fair value to the underlying Short-Term Notes in the amount of $61,496 and was recorded in additional paid-in capital and was discounted from the Short-Term Notes and was being amortized to interest expense ratably over the term of the Short-Term Notes which amounted to $20,611 during the year ended September 30, 2018.

The Short-Term Notes were subsequently amended and restated on March 12, 2018 (the “Amended and Restated Short-Term Notes”). The Amended and Restated Short-Term Notes became convertible promissory notes that had interest assessed at a fixed rate of 8% per annum and would have required the Company to repay the principal and accrued and unpaid interest thereon on the maturity date of July 31, 2018 (the “Short-Term Note Maturity Date”). Pursuant to the terms of each Amended and Restated Short-Term Note and a consent signed by the Company and each holder, the Original Warrants under the Short-Term Notes were modified whereby each subscriber received a replacement warrant (the “Replacement Warrants”) upon the issuance of the Amended and Restated Short-Term Note, in lieu of the Original Warrant. In addition, each holder was issued an additional warrant (the “Additional Warrants”).

Replacement Warrants

Each Replacement Warrant issued on March 12, 2018 granted the holder the option to purchase up to the number of shares of capital stock of the Company equal to the New Round Stock issued or issuable upon the conversion of the Amended and Restated Short-Term Note held by such holder at a per share exercise price equal to either (i) the actual per share price of New Round Stock if the Amended and Restated Short-Term Notes converted in connection with a Short-Term Note Qualified Financing or (ii) the price at which the Amended and Restated Short-Term Notes converted in connection with a change of control transaction. The Replacement Warrants were exercisable commencing on the Conversion Date and would have expired on November 21, 2021. The exercise price and number of the shares issuable upon exercising the Replacement Warrants were subject to adjustment in the event of any stock dividends and splits, reverse stock split, recapitalization, reorganization or similar transaction, as described therein.

NeuroOne Medical Technologies Corporation

Exhibit 99.1 - Form 10-KT

Notes to Consolidated Financial Statements, continued

The Replacement Warrants were deemed to be free-standing instruments and were accounted for as a liability given the variable number of shares issuable in connection with a possible change of control conversion event. The Company recorded an initial liability of $137,722 upon issuance with an offset to extinguishment loss described further below. The fair value changes of the warrant liability associated with the Amended and Restated Short-Term Notes were recorded at each reporting date in the consolidated statement of operations which amounted to an expense of $10,330 for the year ended September 30, 2018. A Monte Carlo simulation model was used to estimate the aggregate fair value of the Replacement Warrants immediately prior to the July 2, 2018 Short-Term Note Conversion Agreement amendment. Input assumptions used were as follows: a risk-free interest rate of 2.65 percent; expected volatility of 50 percent; expected life of 3.39 years; and expected dividend yield of 0 percent. The underlying stock price used in the analysis was on a non-marketable basis and was according to the market approach, considering both the traded price and forward multiples from guideline public companies, using allocation and marketability-discount methodologies.

Additional Warrants

Each Additional Warrant issued on March 12, 2018 granted the holder the option to purchase up to the number of shares of capital stock of the Company equal to the product obtained by multiplying (i) the outstanding principal amount of the Amended and Restated Short-Term Note held by such holder and (ii) 0.75; at a per share exercise price of $1.80. The Additional Warrants were exercisable commencing on the Conversion Date and would have expired on November 21, 2021. The exercise price and number of the shares issuable upon exercising the Additional Warrants were subject to adjustment in the event of any stock dividends and splits, reverse stock split, recapitalization, reorganization or similar transaction, as described therein.

The Additional Warrants were deemed to be free-standing instruments and were accounted for as equity as there were no variable terms. 189,750 shares of common stock were issuable upon exercise of the Additional Warrants as of the March 12, 2018 amendment date with terms that largely paralleled the provisions of the Original Warrants except that the Additional Warrants were exercisable on the Conversion Date as opposed to the Short-Term Note Maturity Date and the expiration date was moved up to November 21, 2021 from July 31, 2023. The fair value differential between the Original Warrants and the Additional Warrants was a reduction of $22,624. The fair value change was recorded as a reduction to additional paid-in capital in the accompanying consolidated balance sheet and was included as part of the extinguishment loss discussed further below.

Premium Conversion Derivative

Upon the March 2018 amendment, the Amended and Restated Short-Term Notes contained a 125% conversion premium in the event that a Short Term Note Qualified Financing occurred at a price under $2.25 per share. The Company determined that the redemption feature under the Short-Term Notes qualified as an embedded derivative and was reflected as a liability in the amount of $49,668 at the time of the March 12, 2018 amendment with a corresponding offset to extinguishment loss which is described further below. Subsequent to the amendment, the embedded derivative was accounted for separately on a fair market value basis. The Company recorded the fair value changes of the premium debt conversion derivative associated with the Short-Term Notes in the consolidated statement of operations for a benefit of $(49,668) for the year ended September 30, 2018.

Other

The March 2018 amendment resulted in a substantial modification to the Short-Term Notes whereby additional conversion features and warrant coverage were added. The Company recorded the Short-Term Note amendment under the provisions of extinguishment accounting. A loss on note extinguishments in the accompanying consolidated statement of operations for the year ended September 30, 2018 was recorded in the amount of $186,220, which represented the difference between the carrying value of the Short-Term Notes and Original Warrants over the combined fair values of the Short-Term Notes, premium conversion derivative, Replacement Warrant and Additional Warrants on the date of the amendment. The fair value decrease of the Short-Term Notes (inclusive of principal and interest, non-bifurcated embedded conversion feature and the Additional Warrants) relative to its adjusted carrying value at the time of the amendment was $1,170 which was recorded as a reduction to additional paid-in capital on the accompanying consolidated balance sheet.

NeuroOne Medical Technologies Corporation

Exhibit 99.1 - Form 10-KT

Notes to Consolidated Financial Statements, continued

Unsecured Loans

In May 17, 2018, the Company received cash proceeds of $168,000 from unsecured loans, represented by two promissory notes from existing stockholders of the Company. The loans are interest free and require that the Company repay the principal in full on the earlier to occur of (i) May 17, 2019 or (ii) the closing of an equity round of financing of the Company that raises more than $5 million in gross proceeds. The loans include customary events of default provisions.

On March 20, 2018, the Company received cash proceeds from an unsecured loan, represented by a promissory note, for $115,000 from an existing stockholder. The loan is interest free and requires that the Company repay the principal in full on the earlier to occur of (i) March 20, 2019 or (ii) the closing of an equity round of financing of the Company that raises more than $3 million in gross proceeds. The loan includes customary events of default provisions.

NOTE 8 – Convertible Promissory Notes and Warrant Agreements

As of September 30, 2018
2017 convertible promissory notes, net of discounts	$1,306,776
Accrued interest	87,028
Total	1,393,804

2016 Convertible Promissory Notes

From November 2016 to June 2017, the Company issued convertible promissory notes (the “Convertible Notes”) and common stock purchase warrants (the “Warrants”) in an aggregate principal amount of $1,625,120 and entered into subscription agreements with subscribers (the “2016 Private Placement”). Effective July 2, 2018, however, the Company entered into debt conversion agreements (the “2016 Note Conversion Agreements”) with each Convertible Note subscriber to (i) convert the Outstanding Balance under the Convertible Notes into shares of the Company’s common stock based on the Outstanding Balance divided by $1.80 per share (the “2016 Note Conversion Shares”); (ii) cancel and extinguish the Convertible Notes; and (iii) amend and restate the Warrants as defined below to make them immediately exercisable upon the conversion, at a per share exercise price equal to $1.80 per share. As consideration for the early conversion of the Convertible Notes, the Company issued each subscriber an additional new warrant (the “2016 Note Payment Warrants”), exercisable for up to the number of shares of common stock equal to the number of 2016 Note Conversion Shares received by such subscriber; at a per share exercise price of $1.80 per share. The 2016 Note Payment Warrants became exercisable commencing on July 2, 2018 and expire on November 21, 2021.

Pursuant to the 2016 Note Conversion Agreements, $1,804,064 of the outstanding principal and interest of the 2016 Convertible Promissory Notes was converted into 1,002,258 shares of common stock and an additional 2,004,516 shares of common stock became issuable upon exercise of the Warrants and 2016 Note Payment Warrants. The conversion of the Convertible Notes was accounted for as an extinguishment. The difference in the carrying value of the Convertible Notes coupled with the fair value of the underlying Warrants upon conversion relative to the higher fair value of the underlying common stock and collective Warrants and new 2016 Note Payment Warrants issued was $979,480. The $979,480 differential total, inclusive of the unamortized discount remaining on the Convertible Notes of $11,143 as of July 2, 2018, was recorded as a loss on note extinguishments in the accompanying consolidated statement of operations during the year ended September 30, 2018.

NeuroOne Medical Technologies Corporation

Exhibit 99.1 - Form 10-KT

Notes to Consolidated Financial Statements, continued

The Warrants and 2016 Note Payment Warrants were deemed to be free-standing equity instruments upon execution of the 2016 Note Conversion Agreements. All of the warrant terms became fixed and the terms were identical. Due to the previously granted warrants now having fixed terms, the warrant liability value of $1,031,366 was reclassified to equity. The warrants associated with the Convertible Notes became immediately exercisable on July 2, 2018 and expire November 21, 2021. The Black-Scholes model was used to determine the July 2, 2018 fair value of the warrants associated with the Convertible Notes. Input assumptions used were as follows: a risk-free interest rate of 2.65 percent; expected volatility of 49.8% percent; expected life of 3.39 years; and expected dividend yield of 0 percent. The underlying stock price used in the analysis was on a non-marketable basis and was according to the market approach, considering both the traded price and forward multiples from guideline public companies, using allocation and marketability-discount methodologies.

Activity Prior to the July 2, 2018 Cancellation, Extinguishment and Conversion of the Convertible Notes

The Company amended the Convertible Notes in December 2016 and November 2017 and the Warrants in June 2017 and November 2017 to, among other things, change the terms of the underlying Warrants that include the removal of down-round pricing protection provisions as described more fully below.

The Convertible Notes were unsecured. The Convertible Notes accrued interest at a fixed rate of 8 percent per annum and required the Company to repay the principal and accrued and unpaid interest thereon at the earlier of July 31, 2018 or the consummation of the next equity or equity-linked round of financing resulting in more than $3.0 million in gross proceeds (a “Qualified Financing”). If a Qualified Financing had occurred before July 31, 2018, the outstanding principal and accrued and unpaid interest on the Convertible Notes would have automatically converted into the securities issued by the Company in such financing based on the greater number of securities resulting from either the outstanding principal and accrued interest on the Convertible Notes divided by $1.80, or the outstanding principal and accrued interest on the Convertible Notes multiplied by 1.25, divided by the price paid per security in the Qualified Financing. If the Company failed to complete a Qualified Financing by July 31, 2018, the Convertible Notes would have been immediately due and payable on such date.

If a change of control transaction or initial public offering occurred prior to a Qualified Financing, the Convertible Notes would have, at the election of the holders of a majority of the outstanding principal of the Convertible Notes, either been payable on demand as of the closing date of such transaction, or been convertible into shares of common stock immediately prior to such transaction at a price per share equal to the lesser of the per share value as determined by the Board as if in connection with the granting of stock-based compensation, or in a private sale to a third party in an arms-length transaction, or at the per share consideration to be paid in such transaction. Change of control means a merger or consolidation with another entity in which the Company’s stockholders do not own more than 50 percent of the outstanding voting power of the surviving entity or the disposition of all or substantially all of the assets of the Company.

Prior to the June 2017 amendment, the Warrants granted holders the option to purchase either (i) if exercised after conversion of the Convertible Notes, the number of shares equal to the number of shares received by the holders upon the conversion of the Convertible Notes, or (ii) if exercised prior to conversion of the Convertible Notes, the number of shares of common stock equal to the outstanding principal and accrued interest on the Convertible Notes held by such warrant holder divided by $1.80. The Warrants were immediately exercisable on the date of issuance and would have expired on November 21, 2021. In June 2017, however, the Company amended the terms of the Warrants under the Convertible Notes to be exercisable only in the event of conversion of the outstanding principal and accrued interest on the related Convertible Notes. The amount of warrant shares to be issued became contingent and were based on the number of shares of common stock received by the holder of the Convertible Notes upon conversion of such holder’s Convertible Notes, and at an exercise price equal to the same price per share of the securities issued in the Qualified Financing. The Warrants would have expired on November 21, 2021 in the event of a Qualified Financing or would have expired unissued if the notes were not converted.

NeuroOne Medical Technologies Corporation

Exhibit 99.1 - Form 10-KT

Notes to Consolidated Financial Statements, continued

Prior to the July 2018 Convertible Note extinguishment, the Warrants were deemed to be free-standing instruments and were accounted for as a liability given the variable number of shares issuable in connection with a possible change of control conversion event. The discount was amortized to interest expense over the original term of the Convertible Notes using the straight-line method which approximated the effective interest method and was fully amortized by November 21, 2017; the amortization expense recorded was $157,210 during the year ended September 30, 2018. The Company also recorded the fair value changes of the warrant liability associated with the Convertible Notes in the consolidated statement of operations which amounted to an expense of $257,194 for the year ended September 30, 2018.

The November 2017 amendment resulted in a substantial modification to the original Convertible Notes whereby the maturity date was extended, and the terms associated with the Warrants were revised. The fair value of the underlying convertible notes was $97,223 lower than the carrying value of the Convertible Notes on the date of the modification. The $97,223 difference was recorded as a gain on note extinguishments in the accompanying statement of operations with an offsetting discount to the Convertible Notes. The discount was being amortized over the amended term of the Convertible Notes. The amortization recorded during the year ended September 30, 2018 was $86,080.

At the time of their issuance, the Convertible Notes contained a 125% conversion premium in the event that a Qualified Financing occurs at a price under $2.25 per common share. The Company determined that the redemption feature under the Convertible Notes qualified as an embedded derivative and was separated from its debt host. There was no bifurcation of the embedded derivative during the year ended September 30, 2018. The discount was being amortized to interest expense over the original term of the Convertible Notes using the straight-line method which approximates the effective interest method and was fully amortized by November 21, 2017; the amortization expense recorded was $73,702 during the year ended September 30, 2018. The embedded derivative was accounted for separately on a fair market value basis. The Company recorded the fair value changes of the premium debt conversion derivative associated with the Convertible Notes in the consolidated statement of operations for a benefit of $(441,824) for the year ended September 30, 2018.

In connection with the Convertible Notes, the Company incurred issuance costs in the amount of $151,915, which included (i) a placement agent cash fee, which was $113,610 for the Convertible Notes issued through June 19, 2017 (ii) the obligation to issue a warrant to the placement agent (the “placement agent warrant”) which would have had an exercise price of $2.00 per share of common stock with a total fair value of $4,855 on date of Convertible Note issuance, and (iii) legal expenses of $33,450. The placement agent warrant was issuable at the time the private placement transaction was fully subscribed. The placement agent warrant would have been immediately exercisable on the date of issuance and would have expired five years following the date of issuance. The Company recorded an issuance cost discount to the Convertible Notes upon issuance; there were no issuance discounts during the year ended September 30, 2018. The issuance cost discounts were fully amortized by November 21, 2017; the amortization expense recorded as interest was $15,080 during the year ended September 30, 2018.

2017 Convertible Notes

On October 4, 2017, the Company initially entered into a subscription agreement with certain investors (the “Subscribers”), pursuant to which the Company, in a private placement (the “Private Placement”), agreed to issue and sell to the Subscribers 8% convertible promissory notes (the “2017 Convertible Notes”) and warrants (the “New Warrants”) to purchase shares of the Company’s capital stock in the event of a conversion event. The number of shares and pricing per share of the New Warrants are based on the underlying conversion event and are exercisable for five years commencing on the triggering conversion event. The subscription agreement, the 2017 Convertible Notes and New Warrants were amended on December 14, 2017 to move up the maturity date of the 2017 Convertible Notes from October 4, 2022 to December 31, 2018, remove subordination provisions and simplify the conversion provision of the 2017 Convertible Notes in the event of a qualified financing as described more fully below, to modify the exercise price of the New Warrants and to increase the authorized subscription amount to $1,500,000. In May 2018, the Board approved an increase in the authorized subscription amount from $1,500,000 to $2,000,000 and extended the offering period from the five month anniversary of the initial closing to the eight month anniversary of the initial closing. The initial closing of the Private Placement was consummated on October 4, 2017, and the Company entered into additional subscription agreements and issued 2017 Convertible Notes in an aggregate principal amount of $1,540,000 to the Subscribers through June 2018 when the Private Placement expired.

NeuroOne Medical Technologies Corporation

Exhibit 99.1 - Form 10-KT

Notes to Consolidated Financial Statements, continued

The 2017 Convertible Notes bear interest at a fixed rate of 8% per annum and require the Company to repay the principal and accrued and unpaid interest thereon on December 31, 2018 (the “2017 Convertible Notes Maturity Date”). If the Company consummates an equity round of financing resulting in more than $3 million in gross proceeds before December 31, 2018 (the “2017 Convertible Notes Qualified Financing”), the outstanding principal and accrued and unpaid interest on the 2017 Convertible Notes shall automatically convert into the securities issued by the Company in the 2017 Convertible Notes Qualified Financing equal to the outstanding principal and accrued interest on the 2017 Convertible Notes divided by 80% of the price per share of the securities issued by the Company in the 2017 Convertible Notes Qualified Financing. The New Warrants also become exercisable upon a 2017 Convertible Notes Qualified Financing for an amount of shares equal to the number of shares received by the holder in the 2017 Convertible Notes Qualified Financing at the same price per share of the securities issued in the 2017 Convertible Notes Qualified Financing.

Prior to the December 2017 amendment, if the Company had raised more than $3,000,000 in an equity financing before October 4, 2022, the outstanding principal and accrued and unpaid interest on the 2017 Convertible Notes would have automatically converted into the securities issued by the Company in such financing based on the greater number of such securities resulting from either (i) the outstanding principal and accrued interest on the 2017 Convertible Notes divided by $2.25 or (ii) the outstanding principal and accrued interest on the 2017 Convertible Notes multiplied by 1.25, divided by the price paid per security in such financing. The New Warrants would have also become exercisable in conjunction with the 2017 Convertible Notes Qualified Financing.

Lastly, if a change of control transaction occurs prior to the earlier of a 2017 Convertible Notes Qualified Financing or the 2017 Convertible Notes Maturity Date, the 2017 Convertible Notes would, at the election of the holders of a majority of the outstanding principal of the 2017 Convertible Notes, either become payable on demand as of the closing date of such transaction, or become convertible into shares of common stock immediately prior to such transaction at a price per share equal to the lesser of (i) the per share value of the shares of common stock as determined by the Board as if in connection with the granting of stock based compensation or in a private sale to a third party in an arms-length transaction or (ii) at the per share consideration to be paid in such transaction. Change of control means a merger or consolidation with another entity in which the Company’s stockholders do not own more than 50% of the outstanding voting power of the surviving entity or the disposition of all or substantially all of the Company’s assets. The New Warrants also become exercisable upon a change of control transaction for an amount of shares equal to the number of shares received by the holder upon conversion in connection with such transaction at the same price per share that the 2017 Convertible Notes converted in the change of control transaction.

The December 2017 amendment resulted in a substantial modification to the original 2017 Convertible Notes. The Company recorded the 2017 Convertible Note amendment under the provisions of extinguishment accounting. The fair value of the underlying Convertible Notes was $294,615 higher than the carrying value of the Convertible Notes net of unamortized debt discount on the date of the modification. The $294,615 difference as well as legal costs associated with the amendment in the amount of $8,945 were recorded as a loss on convertible notes extinguishments totaling $303,560 in the accompanying statement of operations for the year ended September 30, 2018. After the modification, there remained a debt discount of $27,371 of which $20,796 was amortized during the year ended September 30, 2018.

The 2017 Convertible Notes contain a conversion discount in the event of a 2017 Convertible Notes Qualified Financing to equal the outstanding principal and accrued interest on the 2017 Convertible Notes divided by 80% of the price per share of the securities issued by the Company in the 2017 Convertible Notes Qualified Financing. The embedded feature qualified as an embedded derivative and was separated from its debt host. The bifurcation of the embedded derivative from its debt host resulted in a discount to the 2017 Convertible Notes in the amount of $296,909 for the convertible debt issued during the year ended September 30, 2018. The discount is being amortized to interest expense over the term of the 2017 Convertible Notes using the straight-line method which approximates the effective interest method. The amortization expense was $146,981 for the year ended September 30, 2018. The embedded derivative is accounted for separately on a fair market value basis. The Company recorded the fair value changes of the premium debt conversion derivative associated with all of the 2017 Convertible Notes in the consolidated statement of operations which amounted to an expense of $11,487 for the year ended September 30, 2018.

NeuroOne Medical Technologies Corporation

Exhibit 99.1 - Form 10-KT

Notes to Consolidated Financial Statements, continued

The New Warrants were deemed to be free-standing instruments and were accounted for as a liability given the variable number of shares issuable in connection with a change of control conversion event. A Monte Carlo simulation model was used to estimate the aggregate fair value of the New Warrants. Input assumptions used were as follows as of September 30, 2018: a risk-free interest rate of 2.94 percent; expected volatility of 50 percent; expected life of 5.21 years; and expected dividend yield of 0 percent. The underlying stock price used in the analysis was on a non-marketable basis and was according to the market approach, considering both the traded price and forward multiples from guideline public companies, using allocation and marketability-discount methodologies. The 2017 Convertible Note proceeds assigned to the New Warrants were $778,722 during the year ended September 30, 2018, which represented their fair value at issuance and were discounted from the 2017 Convertible Notes and reflected as a warrant liability. The discount is being amortized to interest expense over the term of the 2017 Convertible Notes using the straight-line method which approximates the effective interest method. The amortization expense was $385,047 for the year ended September 30, 2018. The Company also recorded the fair value changes of the warrant liability associated with  all of the 2017 Convertible Notes in the consolidated statement of operations which amounted to an expense of $38,433 for the year ended September 30, 2018.

In connection with the 2017 Convertible Notes, the Company incurred issuance costs in the amount of $8,133 which consisted of legal costs and was recorded as an issuance cost discount to the 2017 Convertible Notes, of which $3,101 was amortized to interest expense during the year ended September 30, 2018.

2017 Convertible Note Subscription Agreement

Pursuant to the subscription agreements entered into in connection with the Private Placement, the Company is entitled to receive notice in the event a holder elects to sell or receives a bona fide offer for any portion of the 2017 Convertible Notes or New Warrants, as applicable, and the right to purchase the 2017 Convertible Notes and associated New Warrants on the same terms as the proposed sale or bona fide offer, as applicable, as long as the Company exercises that right within 15 days of receiving written notice. The Company has granted the subscribers indemnification rights with respect to its representations, warranties, covenants and agreements under the respective subscription agreements.

NOTE 9 – Stock-Based Compensation

During the year ended September 30, 2018, stock-based services expense related to the stock options and stock-based award liabilities was included in general and administrative and research and development costs as follows in the accompanying statement of operations:

2018

General and administrative	$480,653
Research and development	5,467
Total stock-based services expense	$486,120

NeuroOne formally adopted an equity incentive plan (the “2016 Plan”) on October 27, 2016 which was subsequently adopted by the Company upon completion of the Acquisition. In addition, the Company adopted a 2017 Equity Incentive Plan (the “2017 Plan”) on April 17, 2017. The 2016 and 2017 Plans provide for the issuance of restricted shares and stock options to employees, directors, and consultants of the Company. The Company reserved 2,292,265 shares of common stock for issuance under the 2016 Plan and 2017 Plan on a combined basis. The Company began granting stock options and restricted stock awards in the second quarter of 2017. During the year ended September 30, 2018, 2,500 stock options were granted to a consultant at a weighted average exercise price of $5.34 per share. The stock options granted during the year ended September 30, 2018 had a weighted average grant date fair value of $2.48 per share and vested within several weeks from grant. The options expire ten years from the date of grant.

NeuroOne Medical Technologies Corporation

Exhibit 99.1 - Form 10-KT

Notes to Consolidated Financial Statements, continued

The following table summarizes the Company’s stock option plan activity for the year ended September 30, 2018:

			Weighted-
		Weighted	Average
		Average	Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic
	Options	Price	Term (years)	Value(1)
Outstanding at September 30, 2017	365,716	$0.03	9.6	$612,690
Granted	2,500	$5.34	—	—
Exercised	—	—	—	—
Forfeited/Cancelled	—	—	—	—
Outstanding at September 30, 2018	368,216	$0.07	8.6	$820,862
Vested and exercisable at September 30, 2018	368,216	$0.07	8.6	$820,862

(1)	The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying options and the estimated fair value of our common stock as of September 30, 2018 and 2017 of $2.30 and $1.71 per share, respectively.

The weighted-average assumptions used in the Black-Scholes option-pricing model are as follows for the stock options granted during the year ended September 30, 2018:

2018

Expected stock price volatility	49.8%
Expected life of options (years)	5.0
Expected dividend yield	0%
Risk free interest rate	2.8%

During the year ended September 30, 2018, 2,500 stock options vested, and the weighted average grant date fair value per option was $2.48. No stock options were forfeited during the year ended September 30, 2018. As of September 30, 2018, 1,708,596 shares were available for future issuance on a combined basis under the 2016 and 2017 Plans.

Other Stock-Based Awards

Up to 250,000 shares of common stock were reserved in February 2018 as a result of a consulting agreement for investor relations services executed in February 2018. Under the agreement, 200,000 shares of common stock were awarded during the year ended September 30, 2018. The shares were awarded based on a performance vesting condition that was met in February 2018 and a time-based vesting condition that was met in both May 2018 and August 2018. The compensation expense related to the vested common shares was included in the total stock-based services expense referenced above which totaled $469,500. The expense was based on the fair value of the underlying common stock at the point of vesting which was $2.52 per share for 100,000 shares that vested in February 2018, $2.30 per share for the 50,000 shares that vested in May 2018, and $2.05 per share for the 50,000 shares that vested in August 2018. The underlying stock price used in the analysis was on a non-marketable basis and was according to the market approach, considering both the traded price and forward multiples from guideline public companies, using allocation and marketability-discount methodologies. The remaining 50,000 shares of the share commitment under the agreement vested in November 2018.

NeuroOne Medical Technologies Corporation

Exhibit 99.1 - Form 10-KT

Notes to Consolidated Financial Statements, continued

Additionally, the Company recorded stock-based services expense related to unissued stock options associated with a second consulting agreement whereby the number of option shares and pricing will not be set until the occurrence of the award date which is defined as the earlier to occur of a public offering, qualified financing, or December 31, 2018 (as amended from the originally stated June 30, 2018 date). The number of option shares under the agreement is based on a $3,000 monthly compensation amount divided by the fair value of the underlying common stock on the award date. The exercise price will also be set at the fair value of the underlying common stock on the award date. The liability associated with the unissued options was based on an option share equivalent estimate that reflects the portion of the award where performance vesting conditions have been met as of September 30, 2018 and was based on the fair value of the Company’s common stock on September 30, 2018 as the award date has not occurred. The common stock fair value on September 30, 2018 was $2.30 per share and was determined based on a non-marketable basis and was according to the market approach, considering both the traded price and forward multiples from guideline public companies, using allocation and marketability-discount methodologies.

The stock-based services expense associated with the unissued stock options was $11,153 during the year ended September 30, 2018 and is classified in accrued expenses at September 30, 2018. The liability for the unissued stock options was based on the following weighted-average assumptions using the Black-Scholes option-pricing model:

2018

Expected stock price volatility	49.8%
Expected life of options (years)	5.0
Expected dividend yield	0%
Risk free interest rate	2.9%

Upon the issuance of all of the unissued options associated with the stock-based award liabilities, the estimated number of shares available for future issuance as of September 30, 2018 would be reduced from 1,708,596 to 1,698,161 shares as a result of the remaining stock options to be issued upon vesting under the second consulting agreement. The 250,000 shares of common stock issuable under the February 2018 consulting agreement are not eligible for issuance under either the 2016 Plan or 2017 Plan because the 2016 Plan and 2017 Plan limit plan participants to individuals.

NOTE 10 – Stockholders’ Deficit

Private Placement and Corresponding Issuance of Common Stock and Warrants

From July 9, 2018 through September 28, 2018, the Company entered into subscription agreements (each, a “Purchase Agreement”) with certain accredited investors (the “Purchasers”), pursuant to which the Company, in a private placement (the “2018 Private Placement”), agreed to issue and sell to the Purchasers units (each, a “Unit”), each consisting of (i) 1 share (each, a “Share”) of the Company’s common stock and (ii) a warrant to purchase 1 share of common stock at an initial exercise price of $3.00 per share (the “2018 Warrants”). The initial closing of the 2018 Private Placement was consummated on July 9, 2018. As of September 30, 2018, the Company has issued and sold an aggregate of 445,200 Units to the Purchasers, for total gross proceeds to the Company of approximately $1,113,000 before deducting offering expenses.

NeuroOne Medical Technologies Corporation

Exhibit 99.1 - Form 10-KT

Notes to Consolidated Financial Statements, continued

In connection with the 2018 Private Placement, the Company has agreed to issue and sell to accredited investors up to a maximum of 4,000,000 Units (the “Maximum Offering”) at a price of $2.50 per Unit for total gross proceeds to the Company of up to $10,000,000. If the 2018 Private Placement is over-subscribed, the Company may, in its discretion sell up to an additional 600,000 Units (the “Over-Allotment”) to cover such over subscriptions. If the Company issues the Maximum Offering amount, 4,000,000 shares of Common Stock (4,600,000 shares of Common Stock if the Over-Allotment is exercised) would be issuable upon exercise of the 2018 Warrants. The Company may conduct any number of additional closings so long as the final closing occurs on or before January 2, 2019. Under the Purchase Agreement, the Company has agreed to use the net proceeds from the 2018 Private Placement to pay the outstanding principal and accrued interest on its 2017 Convertible Notes if such notes do not convert prior to maturity, to pay the principal on its unsecured term loans, for research and development, clinical studies, legal fees and sales and marketing expenses, as well as working capital and general corporate purposes. The Company has granted the Purchasers indemnification rights with respect to its representations, warranties and agreements under the Purchase Agreement.

The 2018 Warrants are exercisable beginning on the date of issuance and will expire on July 9, 2023, five years from the date of the first closing. The 2018 Warrants were accounted for as free standing equity instruments and classified as additional paid-in capital in the accompanying consolidated balance sheet based on their relative fair value to the underlying common shares issued. The fair value of the 2018 Warrants issued was $318,759 and was based on the Black-Scholes pricing model. Input assumptions used were as follows: a risk-free interest rate of 2.82 percent; expected volatility of 49.8 percent; expected life of 4.91 years; and expected dividend yield of 0 percent. The underlying stock price used in the analysis was on a non-marketable basis and was according to the market approach, considering both the traded price and forward multiples from guideline public companies, using allocation and marketability-discount methodologies.

In connection with the 2018 Private Placement, the Company recorded issuance costs in the amount of $173,067 as of September 30, 2018. The issuance costs included commissions to the brokers equal to 10% of the gross proceeds from the sale of the Units that qualify for the commission and amounted to $83,800. In addition to the brokers’ commission, the issuance costs included the estimated value of the 5-year warrants to be issued to the brokers to purchase an amount of Common Stock equal to 10% of the total amount of qualifying Shares sold in the 2018 Private Placement at an exercise price of $3.45 per share upon the close of the 2018 Private Placement. A liability in the amount of $26,878 was recorded as of September 30, 2018 related to the broker warrants. Lastly, third party legal costs in the amount $62,389 comprised the balance of the issuance costs incurred as of September 30, 2018.

In connection with the 2018 Private Placement, the Company entered into registration rights agreements with each of the Purchasers pursuant to which the Company has agreed to file a registration statement with the SEC covering the resale of the shares of common stock sold in the 2018 Private Placement and the shares of Common Stock issuable upon exercise of the 2018 Warrants. The Company has agreed to file such registration statement within 75 days of the final closing of the 2018 Private Placement. Each registration rights agreement includes customary indemnification rights in connection with the registration statement.

Warrant Activity and Summary

The following table summarizes warrant activity during the year ended September 30, 2018:

		Exercise Price	Weighted Average
	Warrants	Per Warrant	Exercise Price
Outstanding at September 30, 2017	126,500	$1.80	$1.80
Issued	2,801,072	$1.80 - 3.00	$1.99
Exercised	—	$—	$—
Forfeited	—	$—	$—
Outstanding and exercisable at September 30, 2018	2,927,572	$1.80 - 3.00	$1.98

NeuroOne Medical Technologies Corporation

Exhibit 99.1 - Form 10-KT

Notes to Consolidated Financial Statements, continued

The following table summarizes information about warrants outstanding at September 30, 2018:

Exercise Price	Number Outstanding	Weighted Average Remaining Contractual life (Years)	Number Exercisable at September 30, 2018
$1.80	2,482,372	3.1	2,482,372
$3.00	445,200	4.8	445,200
Total	2,927,572		2,927,572

NOTE 11 – Income Taxes

On December 22, 2017, the Tax Cuts and Jobs Act (the TCJA), which significantly modified U.S. corporate income tax law, was signed into law by President Trump. The TCJA contains significant changes to corporate income taxation, including, but not limited to, the reduction of the corporate income tax rate from a top marginal rate of 35% to a flat rate of 21%, limitation of the tax deduction for interest expense to 30% of earnings (except for certain small businesses), limitation of the deduction for net operating losses to 80% of current year taxable income and generally eliminating net operating loss carrybacks, allowing net operating losses to carryforward without expiration, one-time taxation of offshore earnings at reduced rates regardless of whether they are repatriated, elimination of U.S. tax on foreign earnings (subject to certain important exceptions), immediate deductions for certain new investments instead of deductions for depreciation expense over time, and modifying or repealing many business deductions and credits (including changes to the deductibility of research and experimental expenditures that will be effective in the future). Notwithstanding the reduction in the corporate income tax rate, the overall impact of the new federal tax law is uncertain, including to what extent various states will conform to the newly enacted federal tax law.

The Company has recorded the adjustments in the consolidated financial statements in accordance with the TCJA and related guidance with a reduction of $420,000 to its net gross deferred tax assets in December 2017, the period in which the legislation was enacted. The reduction was fully offset by an equal reduction in the Company’s valuation allowance given the Company’s historical net losses, resulting in no net income tax expense being recorded.

The effective tax rate for the Company was zero percent for the year ended September 30, 2018. A reconciliation of income tax computed at the statutory federal income tax rate to the provision (benefit) for income taxes included in the accompanying consolidated statement of operations for the Company is as follows:

2018
Income tax benefit at federal statutory rate	(24.3)%
State income tax, net of federal benefit	(7.4)
Warrant expense	12.9
Disqualified interest and other	1.0
Research credits	(1.4)
U.S. tax reform	6.2
Valuation allowance	13.0
Effective tax rate	—%

NeuroOne Medical Technologies Corporation

Exhibit 99.1 - Form 10-KT

Notes to Consolidated Financial Statements, continued

Significant components of the Company’s deferred tax assets and liabilities are summarized in the tables below as of September 30, 2018:

2018
Deferred tax assets:
Federal and state operating loss carryforwards	$1,837,375
Acquired intangibles	10,116
Accruals	73,763
Convertible notes	28,863
Research and development credit carryforwards	140,553
Stock-based compensation	24,598
Total deferred tax assets	2,115,268
Valuation allowance	(2,115,268)
Net deferred tax assets	$—

As of September 30, 2018, the Company had gross deferred tax assets of approximately $2,115,000. Realization of the deferred assets is primarily dependent upon future taxable income, if any, the amount and timing of which are uncertain. The Company has had significant pre-tax losses since its inception. The Company has not yet generated revenues and faces significant challenges to becoming profitable. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance of approximately $2,115,000 as of September 30, 2018. U.S. net deferred tax assets will continue to require a valuation allowance until the Company can demonstrate their realizability through sustained profitability or another source of income.

As of September 30, 2018, the Company’s federal net operating loss carryforwards were approximately $6,393,000. The Company had federal research credit carryforwards as of September 30, 2018 of approximately $83,000. The federal net operating loss incurred prior to January 1, 2018 and tax credit carryforwards will begin to expire in 2036 if not utilized. Federal net operating losses incurred after December 31, 2017 will not expire. As of September 30, 2018, the Company had state net operating loss carryforwards of approximately $6,393,000. The Company had state research credit carryforwards of approximately $57,000 as of September 30, 2018. The state net operating loss carryforwards will begin to expire in 2031, if not utilized, and the state research credit carryforwards will begin to expire in 2032 if not utilized.

Utilization of the net operating loss carryforwards and credits may be subject to a substantial annual limitation due to the ownership change limitations provided by Section 382 of the Internal Revenue Code of 1986, as amended, and similar state provisions. Generally, in addition to certain entity reorganizations, the limitation applies when one or more “5-percent shareholders” increase their ownership, in the aggregate, by more than 50 percentage points over a 36-month time period testing period or beginning the day after the most recent ownership change, if shorter. The annual limitation may result in the expiration of net operating losses and credits before utilization.

In accordance with ASC 740, Income Taxes (“ASC 740”), specifically related to uncertain tax positions, a Company is required to use a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company believes its income tax filing positions and deductions will be sustained upon examination, and accordingly, no reserves or related accruals for interest and penalties have been recorded at September 30, 2018.

In accordance with this guidance, the Company has adopted a policy under which, if required to be recognized in the future, interest related to the underpayment of income taxes will be classified as a component of interest expense and any related penalties will be classified in operating expenses in the consolidated statement of operations.

The Company’s corporate returns are subject to examination for the 2016 and 2017 tax years for federal and subject to examination for the 2016 and 2017 tax years in one state jurisdiction.

NeuroOne Medical Technologies Corporation

Exhibit 99.1 - Form 10-KT

Notes to Consolidated Financial Statements, continued

NOTE 12 – Defined Contribution Plan

The Company adopted a 401(k) defined contribution plan (the “401K Plan”) on January 1, 2017, which was amended and restated on March 1, 2018 (the “Restatement”), for all employees over age 21. Employees can defer up to 100% of their compensation through payroll withholdings into the 401K Plan subject to federal law limits. The Company began matching in the fourth quarter of 2017 on deferrals at 100% of deferrals up to 3% of one’s contributions and 50% on deferrals over 3%, but not exceeding 5% of one’s contributions up through the Restatement. The Company’s matching contributions to employee deferrals became discretionary after the Restatement. The Company may also make discretionary profit sharing contributions under the 401K Plan in the future, but it has not done so through September 30, 2018.

Employee contributions and any employer matching contributions made to satisfy certain non-discrimination tests required by the Internal Revenue Code are 100% vested upon contribution. Discretionary employer matches to employee deferrals vest over a six year period beginning on the second anniversary of an employee’s date of hire. Discretionary profit sharing contributions vest over a five year period beginning on the first anniversary of an employee’s date of hire. The amount of matching contributions made during the year ended September 30, 2018 was $34,779.

NOTE 13 - Subsequent Events

2018 Private Placement

Between October 1, 2018 through November 30, 2018, the Company issued and sold an aggregate of 170,000 additional Units to the Purchasers, for total gross proceeds to the Company of approximately $425,000 before deducting offering expenses. The additional Units have identical terms to the 2018 Private Placement disclosed in Note 10 – Stockholders’ Deficit.

Unsecured Loans

In November 2018, the Company received cash gross proceeds from unsecured loans represented by two promissory notes in the amounts of $45,000 and $100,000 from stockholders owning over 5% of the Company’s common stock. The loans are interest free and require that we repay the principal in full on the earlier of the closing of an equity round of financing of the Company resulting in more than $5 million in gross proceeds or November 14, 2019.

Advisory Board Stock Option Grants

In November 2018 and December 2018 the Board of Directors approved for grant, to seven scientific advisory board members, a total of 175,000 stock options for the purchase of common stock. The options when issued will vest monthly over a three year period commencing January 1, 2019.

Office Lease

The Company leased a 5,196 square foot facility for use as its corporate headquarters location in Minnetonka, Minnesota effective December 1, 2018. The lease expires on October 31, 2019 and the monthly rent is $4,763.